EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Pharmaceutical Product Development, Inc. on Form S-8 of our report dated January 24, 2003, appearing in the Annual Report on Form 10-K of Pharmaceutical Product Development, Inc. and its subsidiaries for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Raleigh, North Carolina

July 11, 2003